Exhibit 1.1

BYLAWS

GRUPO AVAL ACCIONES Y VALORES S.A.

LIST OF DEEDS:

No. DATE NOTARY

0043	January 7, 1994	23 of Bogotá
2691	May 24, 1994	23 of Bogotá
1636	April 20, 1995	23 of Bogotá
4842	October 6, 1995	23 of Bogotá
2095	April 18, 1997	23 of Bogotá
0036	January 8, 1998	23 of Bogotá
2742	June 17, 1998	23 of Bogotá
5298	December 14, 1998	23 of Bogotá
5358	December 16, 1998	23 of Bogotá
941	April 5, 1999	23 of Bogotá
3530	October 12, 1999	23 of Bogotá
4260	October 24, 2001	23 of Bogotá
1248	April 22, 2002	23 of Bogotá
4335	November 13, 2003	23 of Bogotá
0580	March 6, 2006	18 of Bogotá
1735	April 25, 2007	18 of Bogotá
1323	April 24, 2009	36 of Bogotá
28	January 6, 2011	73 of Bogotá
2781	May 26, 2015	73 of Bogotá
5328	September 24, 2015	73 of Bogotá
159	January 21, 2016	73 of Bogotá
1276	March 29, 2016	73 of Bogotá
6367	November 25, 2016	73 of Bogotá
1907 3	April 28, 2017	73 of Bogotá
305	January 28, 2022	73 of Bogotá
1881	Abril 17, 2024	73 of Bogotá

CHAPTER I. NAME, DOMICILE, TERM AND PURPOSE.

ARTICLE 1. NAME AND TYPE. Modified by Deeds Nos.   2691 of May 24, 1994, 455 of February 11, 1997, 2095 of April 18, 1997 and 0036 of January 8, 1998, all issued by Notary 23 of Bogotá.   The Company is a Colombian for-profit joint-stock company legally named GRUPO AVAL ACCIONES Y VALORES S.A.

ARTICLE 2. OFFICIAL DOMICILE:   BRANCHES AND AGENCIES. Modified   by Deeds Nos. 2691 of May 24, 1994 and 1248 of April 22, 2002 issued by Notary 23 of Bogotá. The Company's official domicile is in the city of Bogotá D.C., but it may over the course of its corporate life establish branches and agencies anywhere in Colombia or abroad.

ARTICLE 3. TERM. The Company has a term of fifty (50) years from the date of this document, although this term may be extended or the Company may be dissolved in advance by  a decision of the General Shareholders' Meeting pursuant to these bylaws.

ARTICLE 4. CORPORATE PURPOSE: Modified by Deeds Nos. 2691 of May 24, 1994, 2742 of June 17, 1998, 4260 of October 24, 2001, all issued by Notary 23 of Bogotá. The Company is primarily engaged in the following activities:

a) The purchase and sale of shares, bonds, and securities of entities in the financial system.

b) The purchase and sale of shares, bonds, and securities of other commercial entities.

PARAGRAPH: As part of the corporate purpose, the Company may:

a) Acquire and trade any kind of securities freely circulating on the market and securities in general.

b)  Create any kind of companies related to or complementary to the corporate purpose.

c) Represent individuals or corporate entities involved in activities similar to or complementary of those described in previous paragraphs.

d) Accept or grant monetary  loans with or without interest, pledge or give as collateral its movable or immovable property, offer sureties and assume responsibilities to give, execute or not execute them on behalf of third parties; transfer, endorse, purchase accept, cash, contest, cancel or pay bills of exchange, checks, promissory notes, or any other securities or accept them or give them as payment and in general execute or enter into exchange contracts in any of their forms.

e) Purchase, transfer, encumber, lease, or administer any  type of property  and change its nature.

f)   Endorse or purchase any class of shares and transfer them, own shares in companies with similar or complementary corporate purposes, and freely transfer the shares, shares or interest thereof.

g) Settle, abandon and appeal arbitration or legal decisions on matters involving third parties, associates and employees in which the Company has an interest.

h) Provide services in areas related to the activities, experience and knowledge of the Company.

i)And, in general, sign and execute any type of document or contract directly related to the above and whose ultimate purpose is to exercise the rights of or comply with the obligations arising from the Company's activity.

CHAPTER II. SHARE CAPITAL AND STOCK.

ARTICLE 5. AUTHORIZED CAPITAL. Modified by Deeds Nos. 2691 of May 24, 1994 and 5358 of December 16, 1998, issued   by Notary 23 of Bogotá.   The Company's authorized capital totals ONE HUNDRED TWENTY BILLION COLOMBIAN PESOS (COP 120,000,000,000.00) represented by ONE HUNDRED TWENTY BILLION (120,000,000,000) shares, each worth a nominal value of ONE COLOMBIAN PESO (COP 1.00).

ARTICLE 6. Modified by Deeds Nos. 2691 of May 24, 1994 issued by Notary 23 of Bogotá, 0580 of March 6, 2006 issued by Notary 18 of Bogotá, and 28 of January 6, 2011 issued by Notary 73 of Bogotá. CLASSES OF SHARES. The Company's shares are nominative and based on capital. They may be: a) common, or b) preferred without voting rights. Shares with preferred dividends but no voting rights may be placed via a subscription of shares or a conversion of existing common shares. Shares are indivisible. As such, if a share belongs pro indiviso to multiple people, these people shall designate someone to execute the rights inherent to the share, but for meeting obligations to the Company, they shall be jointly responsible. Succession shares shall be subject to the applicable laws. Shares may circulate in physical or electronic form as decided by the Company's Board of Directors. All shares issued shall have the same nominal value.

Each common share shall confer the following rights to its holder(s):

1. The right to participate in the deliberations of the General Shareholders' Meeting and to vote as a member of the Meeting;

2. The right to receive a proportional share of the company profits as established in the yearly balance sheets;

3. The right to freely trade shares as permitted by law and these bylaws;

4. The right to freely inspect the Company's books and papers within the fifteen (15) days prior to the General Shareholders' Meeting at which the year-end balance sheets are examined;

5. In the event of the liquidation of the company, the right to receive a proportional share of the company's assets once the Company's external liabilities have been paid.

Each preferred share without voting rights shall confer the following rights to the holder(s), in addition to those set forth in the subscription terms:

1.The right to freely trade shares as permitted by law and these bylaws;

2.   The right to receive a minimum dividend as set forth in the subscription terms that will be preferentially paid over those due for common shares, provided that dividends have been declared on the basis of resources legally available for this purpose. The dividend received by holders of common shares shall not exceed that declared for the preferred dividends without voting rights. There shall be no accumulation of dividends.

3.   The right to own an equal proportion of the common shares of the distributable profits that remain after the minimum dividend and the dividend for common shares equal to the minimum dividend have been deducted. In this case, or when a dividend greater than the minimum dividend is declared, shares with preferred dividends and  no  voting  rights shall not be eligible to  receive  the  dividend declared for common shares in addition to the minimum dividend, but rather only the dividend declared for common shares.

4. The right to preferential reimbursement of investments made once the external liabilities are paid upon the dissolution of the Company.

5.   All other rights provided for common shares in Article 379 of  the Commerce Code, except for membership or voting rights in the Shareholders' Meeting. Shareholders with preferred shares without voting rights shall, however, have the right to vote in the situations set forth by law.

ARTICLE 7. CERTIFICATES. Modified by Deeds Nos. 2691 of May 24, 1994 issued by Notary 23 of Bogotá, 3530 of October 12, 1999, 1248 of April 22, 2002, all issued by Notary 23 of Bogotá, and 0580 of March 6, 2006 issued by Notary 18 of Bogotá. The Company shall issue share certificates to all shareholders. Before shares are completely paid, the Company shall only issue provisional certificates, which shall have the same characteristics as official certificates. The transfer of these provisional certificates shall be subject to the same conditions as the transfer of official certificates, and both the assignor and the assignee shall be jointly responsible for the unpaid portion. Once shares are paid in full, provisional certificates shall become official certificates. Certificates corresponding to shares paid in kind shall be issued once the traditional contribution has been made. Certificates shall be issued in continuous series, with the signatures of the legal representative and the secretary, and they shall indicate:

1) The name of the Company; the Company's headquarters; the Notary; the number and date of the incorporation documents and the resolution of the Superintendence approving the incorporation, as applicable.

2) The number of shares represented by each certificate, the nominal value, the class and, if necessary, an indication of whether the certificate  is subject to trading restrictions due to its preferential right and the conditions thereof.

3) The complete name of the person in whose favor the certificate is being issued.

4) For preferred shares, the rights inherent thereto shall be indicated on the back of the certificate.

PARAGRAPH 1: In the event of theft, the Company will replace the certificate by providing a duplicate to the owner listed in the Shareholders Book once the incident has been proven to Company administrators and a certified copy of the relevant police report is presented. When the shareholder requests a duplicate in the event of loss, he or she must provide the guarantee required by the Board of Directors. For wear and deterioration, the shareholder's request for a duplicate must be accompanied by the original certificates so that the Company can cancel them. For shares in electronic form, in the event of theft or the loss of a certification or certificate of deposit, there will be no legal action. The shareholder may request a new certification or certificate through his or her direct depositor.

PARAGRAPH 2: Certificates issued by the Company may be stored in the Central Securities Depository, in which case they shall be subject to the relevant regulations, namely: Law 27 of 1990, Regulatory Decree 437 of 1992, and Resolution 1200 of 1995 of the Securities Superintendence and other current or future regulations related to this area.

PARAGRAPH 3: If the Company decides to digitize its shares, they may be represented by a global certificate that will be stored under the custody and management of the Central Securities Depository, which shall make the subscriber annotations and keep the Shareholders Book up to date. Shareholders may request a certificate through their direct depositor, who will verify their identity so that they can exercise their inherent rights.

ARTICLE 8. Modified by Deeds Nos. 2691 of May 24, 1994 issued by Notary 23 of Bogotá, and 28 of January 6, 2011 issued by Notary 73 of Bogotá. ISSUANCE, SUBSCRIPTION AND CONVERSION OF SHARES. Restricted shares and shares subsequently issued by the competent decision-making body may be issued in accordance with the law and these Bylaws.

8.1 Subscription Right.

Common shares shall confer the preferential right to subscribe to new share issued in a quantity proportional to the amount owned on the date on which the share subscription regulation is approved, unless the Shareholders' Meeting decides to place them without the right of preference, in which case all applicable laws and bylaws must be respected. The aforementioned right of preference shall apply to the sale of shares repurchased by the Company when the Board of Directors decides to put them back into circulation.

For shares with preferred dividends without voting rights, it shall be up to the Shareholders' Meeting to determine at the time of their issue whether they should be placed with or without the subscription right. This decision shall be made by a majority vote of those in attendance at the meeting.

8.2  Subscription Regulation.

The Board of Directors shall approve the subscription regulations for common shares. When shares with preferred dividends without voting rights are issued, the General Shareholders' Meeting may authorize the Board of Directors to approve the corresponding share subscription regulation.

8.3 Share Conversion.

Shares may only be the object of a conversion when approved or authorized by the General Shareholders' Meeting.

When the Shareholders' Meeting orders a conversion of shares subject to legal requirements, or when it authorizes shareholders to, at their own discretion, convert common shares into shares with preferred dividends without voting rights, the Shareholders' Meeting must define the corresponding procedure. This procedure must be defined by the Shareholders' Meeting on an individual basis in the same decision that approves or authorizes, as the case may be, a specific conversion of common shares into preferred shares without voting rights. In the decision, the General Shareholders' Meeting may determine the maximum amount up to which the shareholders can convert shares, and it may define any aspects deemed necessary to execute the share conversion. For such purposes, the Shareholders' Meeting may delegate to the Board of Directors or the President the responsibility to approve the forms, contracts and other documents that shareholders must sign for the conversion of the shares.

Any time common shares are converted into shares with preferred dividends without voting rights, each of the former shall entitle the holder to one of the latter.

Each share with preferred dividends without voting rights shall permanently entitle its owner to the rights set forth for this type of share in Article Six (6) of these bylaws. There shall be no accumulation of dividends.

ARTICLE 9. TRADING SHARES. Modified by Deeds Nos. 2691 of May 24, 1994 issued by Notary 23 of Bogotá, 3530 of October 12, 1999 issued by Notary 23 of Bogotá, and 0580 of March 6, 2006 issued by Notary 18 of Bogotá. The Company's shares are freely tradeable and transferable under the law. The transfer shall occur merely with the consent of the contracting parties, but in order for this transaction to be valid before the Company and third parties, it must be recorded in the Stock Ledger by means of a written statement issued by the transferor. This order may be executed by endorsing the respective certificate. To make the new record and issue the certificate to the buyer, certificates issued by the seller must be canceled. Shares that are not fully paid are transferable in the same way as paid shares, but the assignor and the subsequent buyers shall be jointly responsible for the unpaid portion. To transfer shares whose ownership is being disputed, permission is required from the respective Judge. For share liens, the seizing party's authorization is also needed. The lien shall be recorded in the Shareholders Book by means of a written notice issued by the competent official. The pledge shall not confer the inherent rights of shareholders to the creditor unless a specific stipulation or agreement exists stating otherwise. Such a deed or document describing the corresponding agreement shall suffice for the creditor to exercise rights before the Company. Usufruct confers the usufructuary all the inherent rights of shareholders, except the rights to transfer or encumber share or the right to reimbursement at the time of liquidation. Nevertheless, the parties may make other arrangements in writing. Usufruct shall be valid upon its recording in the Stock Ledger. For each case, the Board of Directors shall determine whether the Company or the shareholders must pay the relevant taxes or whether they can encumber the share certificates as allowed by law.

PARAGRAPH 1: When the Company intends to buy its own shares, it must meet the following requirements:

1. The decision shall be made by the General Shareholders' Meeting with a majority vote of those present.

2. To complete the operation, funds from the net profits shall be used.

3. The shares must be fully paid. While they are in the Company's possession, the rights inherent to them shall be suspended.

4. The repurchase shall be performed through mechanisms that guarantee equitable conditions for all shareholders. The price of the repurchase shall be determined through a study using technically valid procedures.

PARAGRAPH 2: The subsequent transfer of shares repurchased by the Company shall be made through mechanisms that guarantee equitable conditions for all shareholders. It will not require a share subscription regulation.

PARAGRAPH 3: The Company may assign the bookkeeping of the Shareholders Book to a central securities depository. For electronic shares, an annotation in the account and the record in the Stock Ledger shall suffice for the new shareholder to exercise his or her rights, which shall be accredited by a new certificate issued by the central securities depository.

ARTICLE 10. MANAGEMENT BODIES. Modified by Deed No. 941 of April 5, 1999, issued by Notary 23 of Bogotá. The Company has the following management and executive bodies:

a) General Shareholders' Meeting.

b) Board of Directors.

c) President.

CHAPTER III.- GENERAL SHAREHOLDERS' MEETING

ARTICLE 11. COMPOSITION OF THE GENERAL SHAREHOLDERS' MEETING. The General Shareholders' Meeting is made up of the shareholders listed in the book entitled the "Stock Ledger", or of their representatives or proxies, as described in the provisions of the following bylaws.

ARTICLE 12. DIVISION OF REPRESENTATION AND VOTES IN THE MEETING. Modified by Deeds Nos. 2,691 of May 24, 1994, 3,530 of October 12, 1999, 4335 of November 13, 2003, all issued by Notary 23 of Bogotá. Each shareholder may designate one or more representatives for the General Shareholders' Meeting, regardless of the number of shares owned. This does not apply to decisions about elections conducted by vote. The shareholder and his or her representative or representatives must cast the same vote with all of his or her shares. In other words, a certain vote may not be cast with certain shares, and another vote cast with other shares. When a person represents multiple shareholders, he or she may vote separately according to the instructions of the principal or each person or group he or she represents, dividing the votes between each of them as instructed. Shares can be represented through a written power of attorney that names the proxy or proxies, the person or people who can substitute the proxy or proxies, and the date of the meeting for which the power is conferred. The power of attorney may cover two (2) or more meetings, provided that this is explicitly stated in the document. Except in cases of legal representation, the Company's executives and employees may not represent shares other than their own at the General Shareholders' Meetings, nor may they seek representation for their own shares. They cannot vote on the Company's end-of- year balance sheets or financial statements, nor on liquidation.

ARTICLE 13. TYPES OF MEETINGS. Modified by Deed No. 3530 of October 12, 1999, issued by Notary 23 of Bogotá. The meetings of the General Shareholders' Meeting may be ordinary or extraordinary. They are presided over by the Chair of the Board of Directors. In his or her absence, the Vice Chair of the Board of Directors shall preside. In the Vice Chair's absence, a majority vote of the General Shareholders' Meeting shall designate someone to preside. The Secretary of the meeting shall be the Secretary of the Board of Directors or whomever the Shareholders' Meeting designates. Meetings shall be held at the Company's headquarters on the day, and at the time and place named in the announcement. Nevertheless, meetings may be held without prior announcement and anywhere all subscribed shares are represented.

ARTICLE 14. ORDINARY MEETINGS. Modified by Deeds Nos. 2,691 of May 24, 1994, 4842 of October 6, 1995, 2742 of June 17, 1998, 941 of April 5, 1999, all issued by Notary 23 of Bogotá, 5328 of September 24, 2015, issued by Notary 73 of Bogotá, 1276 of March 29, 2016, issued by Notary 73 of Bogotá, 6367 of November 25, 2016 issued by Notary 73 of Bogotá and 1907 of April 28, 2017 issued by Notary 73 of Bogotá. Ordinary meetings of the Shareholders' Meeting shall be held one (1) time each year no later than the last business day of March in order to review the Company's situation, nominate administrators and other officials for election, set the economic guidelines for the Company, approve the statements and balances of the last fiscal year, make decisions about profit sharing, and agree on any measures necessary to ensure the fulfillment of the corporate purpose. If the meeting is not called, the Shareholders' Meeting shall automatically convene on the first (1) day of the month of April at ten o'clock in the morning (10:00 a.m.) at the headquarters where the Company's management has its offices. Management shall allow the shareholders or their representatives to inspect the Company's books and documents fifteen (15) business days leading up to the meeting.

PARAGRAPH. The separate and consolidated financial statements of the Company must be submitted for the consideration and approval of the Shareholders in the annual ordinary meeting. However, exceptionally, when urgent or unforeseen needs so request, the consolidated financial statements of the Company may be submitted for consideration in a subsequent meeting which must take place as soon as such consolidated financial statements become available and in any case, within the next 90 days following the Shareholders’ ordinary meeting.

ARTICLE 15. EXTRAORDINARY MEETINGS. Modified by Deeds Nos. 4,842 of October 6, 1995, 3530 of October 12, 1999, 4335 of November 13, 2003, all issued by Notary 23 of Bogotá. The General Shareholders' Meeting may be convened for extraordinary meetings by:

a) The President.

b) The Board of Directors, on its own initiative or according to the terms established by the Code of Good Corporate Governance.

c) The Certified Public Accountant.

d) The Superintendence, when authorized by Law or when requested by multiple shareholders representing at least fifteen percent (15%) of the subscribed share.

Likewise, the Meeting shall convene upon the request of multiple shareholders representing no less than one-fourth of the share capital, in which case an announcement must be made by the Board of Directors, Legal Representative or Certified Public Accountant.

During extraordinary meetings, the Shareholders' Meeting may only make decisions on topics included in the agenda accompanying the meeting announcement, although with a majority of the votes present, the Meeting may address additional topics after the agenda has been covered.

ARTICLE 16. ANNOUNCEMENT. Modified by Deeds Nos. 2691 of May 24, 1994, 1636 of April 20, 1995, 4842 of October 6, 1995, 3530 of October 12, 1999, 1248 of April 22, 2002 and 4335 of November 13, 2003, all issued by Notary 23 of Bogotá. All announcements shall be published in a widely available newspaper. The announcement of Shareholders' Meeting shall be made at least five (5) calendar days in advance.   For meetings during which the end-of-year financial statements will be approved, the announcement must be made at least fifteen (15) business days in advance. The issuance of the announcement shall be recorded in the minutes of the corresponding meeting. Nevertheless, the General Shareholders' Meeting may meet without prior announcement when there is representation of all the subscribed share. If a meeting is announced but not held due to lack of quorum, a new meeting will be scheduled that will be held and will make decisions as long as multiple shareholders are present, regardless of the quantity of the shares represented. The new meeting shall be hold no sooner than ten (10) and no later than thirty (30) business days from the date scheduled for the first meeting. When the Shareholders' Meeting automatically convenes at an ordinary meeting on the first business day in the month of April, it may also deliberate and make decisions according to the same terms.

ARTICLE 17. MAJORITY TO DELIBERATE AND MAKE DECISIONS. Modified   by Deeds Nos. 2691 of May 24, 1994, 3530 of October 12, 1999, 4335 of November 13, 2003, all issued by Notary 23 of Bogotá. The quorum to deliberate shall constitute multiple shareholders who represent at least an absolute majority of subscribed shares, i.e., half of the subscribed shares plus one. The decisions of the General Shareholders' Meeting shall be made, in general, by the majority of votes present, except for the special majorities described in the bylaws and required by law, in which case the latter shall take precedence. Decisions of a general nature made by the Shareholders' Meeting in accordance with the law and the bylaws shall be binding for all members, including those who are absent or who dissent.

PARAGRAPH. The deliberations of the General Shareholders' Meeting may be suspended and resumed at a later time as many times as decided by multiple attendees that total at least half of the shares plus one represented at the meeting, but deliberations may not extend for more than three (3) days unless all subscribed shares are represented.

ARTICLE 18. ELECTIONS. The electoral quotient system shall be applied whenever two or more people are up for election for the same Board, committee, or collegial body.

ARTICLE 19. FUNCTIONS OF THE GENERAL SHAREHOLDERS' MEETING. Modified by Deeds Nos. 2691 of May 24, 1994, 3,530 of October 12, 1999, 1248 of April 22, 2002, 4335 of November 13, 2003, all issued by Notary 23 of Bogotá, 1323 of April 24, 2009 issued by Notary 36 of Bogotá, 2781 of May 26, 2015, issued by Notary 73 of Bogotá, 159 of January 21, 2016 issued by Notary 73 of Bogotá and 6367 of November 25, 2016 issued by Notary 73 of Bogotá. The following are the functions of the General Shareholders' Meeting.

1) Adopt measures in the Company's interest.

2) Elect and freely remove members of the Board of Directors.

3) Elect and freely remove the CPA and his or her alternate.

Shareholders may nominate candidates for the post of the Company's Certified Public Accountant (and alternate). These nominations shall be discussed in the General Shareholders' Meeting, and after an assessment, an election will be held.

4) Set the compensation for the members of the Board of Directors and the Certified

Public Accountant.

5) Order that appropriate actions be taken against Managers, Officials, Executives or the Certified Public Accountant.

6) Review the reports of the Board of Directors and the CPA. Examine, approve and challenge the year-end financial statements, and close or annotate the associated statements.

7) Establish necessary reserves beyond the legal reserve.

8) Pursuant to the law and these bylaws, decide on profit sharing by determining the amount of the dividend, and the means and deadlines of its payment.

9) Amend these bylaws with a majority vote of those present.

10)Appraise in-kind assets received as payment for the subscription of shares with a majority vote of those present minus the shares corresponding to the contributors, who may not vote on this matter.

11)Rule that a specific issuance of common shares be placed not subject to subscription right by means of a vote of seventy percent (70%) of the shares present.

12)Authorize the issuance, when deemed appropriate, of preferred shares without voting rights.

13)Authorize with a unanimous vote of all subscribed shares the entry of the Company as a shareholder of another collective company.

14)Evaluate the management of the Company's Board of Directors through a review and approval or rejection of the annual management report that must be submitted for the Shareholders' Meeting's consideration.

15)To determine the maximum amount up to which the Company can make donations that support charitable causes for the community, or specific sectors of the community (for example, causes benefiting health, education, culture, religion, democracy, athletics; scientific and technological research; ecology and environmental protection; the defense, protection and promotion of human rights; legal access, social development programs, disaster relief, etc.) and that help promote the Company's image as part of its social responsibility. The General Shareholders' Meeting shall have the power to decide on the specific sectors to which these donations shall be made.  In each meeting, the board of directors will submit to the consideration of the General Shareholders' Meeting its recommendations with respect to the maximum amount up to which the Company can make donations and the specific sectors to which these donations shall be made.

PARAGRAPH: The maximum amount up to which the Company is authorized to make donations shall survive until its complete use.

16)Approve the general policy of election and compensation of the Board of Directors.

17)Approve the acquisition, sale or liens of assets and segregation transactions, also known as Escisión Impropia, exceeding 25% of the total assets of the Company calculated against the separate financial statements of the immediately previous period.

18)Other functions established by law or these bylaws, not corresponding to other corporate bodies.

ARTICLE 20. BOOK OF MINUTES. The verifications of quorum, deliberations, elections, decrees, resolutions and any other of the General Shareholders' Meeting's activities shall be chronologically recorded in a book of minutes registered with and numbered by the Bogotá Chamber of Commerce. The Chair and the Secretary of the Shareholders' Meeting shall sign the respective minutes.

CHAPTER IV. BOARD OF DIRECTORS

ARTICLE 21. COMPOSITION OF THE BOARD. Modified by Deeds Nos. 941 of April 5, 1999 issued by Notary 23 of Bogotá, and 0580 of March 6, 2006 issued by Notary 18 of Bogotá. The Board of Directors shall be composed of nine (9) directors. At least twenty-five percent (25%) of the members of the Board of Directors shall be independent in nature. Directors shall be elected by the General Shareholders' Meeting through the electoral quotient system. The President shall attend the meetings of the Board of Directors. He or she is allowed to speak but not vote, unless he or she is a member of the Board, in which case he or she may speak and vote. Directors shall have a term of one (1) year and may be re-elected for an indefinite number of terms or freely removed by the General Shareholders' Meeting before the expiration of the term. If, at the expiration of the term, the Shareholders' Meeting has not held a new election, the previously elected directors shall remain in their positions.

ARTICLE 22. CHAIR AND SECRETARY. The Board of Directors shall have a Chair elected from among the directors, as well as a Secretary who may be a board member or another person. In addition, for the election of the Secretary, the Board of Directors will consider the following: (i) If the Secretary will be a solely purpose collaborator, the Board of Directors will appoint or remove at its discretion. (ii) If the candidate for Secretary holds an executive position within the Company, will be appointed by the Board of Directors upon proposal by the President of the Company.

ARTICLE 23. BOARD MEETINGS. Modified by Deeds Nos. 2691 of May 24, 1994 and 4260 of October 24, 2001 issued by Notary 23 of Bogotá. The Board of Directors shall hold ordinary meetings at least once a year. It may also hold extraordinary meetings when ordered by the Chair or at least two of the board members.

The Board of Directors' deliberations shall be valid with a majority of its members present. Decisions shall be made by means of majority vote. Deliberations and decisions shall be recorded in the minutes kept in the books registered with and numbered by the Chamber of Commerce. Once the minutes have been approved, they shall be signed by the Chair and the Secretary.

ARTICLE 24. FUNCTIONS OF THE BOARD OF DIRECTORS Modified by Deeds Nos. 2691 of May 24, 1994, 941 of April 5, 1999, 3530 of October 12, 1999, 4260 of October 24, 2001, 1248 of April 22, 2002, 4335 of November 13, 2003, all issued by Notary 23 of Bogotá, 0580 of March 6, 2006 issued by Notary 18 of Bogotá, 1323 of April 24, 2009 issued by Notary 36 of Bogotá and 6367 of November 25, 2016 issued by Notary 73 of Bogotá. The following are the functions of the Board of Directors.

1. Establish the rules of procedure for the Board.

2. Establish the necessary departments for the proper operation of the Company, assign their responsibilities and determine the fees.

3. Appoint and freely remove the President, set the President's compensation, and make decisions about the President's resignation or termination.

4. Evaluate the President's management and that of the other Company executives by reviewing the management report at the end of each year and on any other occasions required by law or the Board of Directors.

5. Designate the President's alternates.

6. Convene the Shareholders' Meeting so it can decide on the resignation of members of the Board of Directors and of the CPA.

7. Convene the Shareholders' Meeting for any other purpose.

8. Decide on matters submitted by the Chair of the Board.

9. Submit an fiscal year-end report to the General Shareholders' Meeting along with statements, balance sheets, inventories, and a profit sharing  proposal. The management report, which will be submitted in conjunction with the Company Management, will include a description of the Company's primary risks, along with information about internal control activities and any relevant findings, should there be any.

10. Authorize bond issuances.

11. Make decisions about storing certificates issued by the Company in a Central

Securities Depository.

12. Exercise the powers that, according to the bylaws, are not assigned to the

General Shareholders' Meeting.

13. Examine, when deemed appropriate, either directly or indirectly, the books, accounts, documents and cash flow of the Company.

14. Interpret the provisions of the bylaws that give rise to uncertainties and define their meanings before the next General Shareholders' Meeting so they can be submitted for review.

15. Delegate issues the Board deems appropriate to the President, provided that they can be delegated.

16. Order that any action or contract part of the corporate purpose be executed, and make the decisions necessary for the Company to meet its goals.

17. Authorize operations the purpose of which is to acquire, transfer, mortgage, encumber or limit immovable property, receive money as a loan, and any other document or contract whose amount exceeds TWENTY THOUSAND (20,000) LEGAL MINIMUM MONTHLY SALARIES and empower the President to sign such contracts or documents.

18. Adopt specific measures related to the governance, conduct and information of the Company in order to ensure the rights of those who invest in shares or any other security issued are respected and that proper management is employed and that this management is made public knowledge.

19. Oversee that the rights of all shareholders and other investors are respected under the parameters set by market regulating bodies.

20. Approve and revise the Code of Good Corporate Governance, which shall contain all the rules and mechanisms required by the General Shareholders' Meeting, the Board of Directors, the Company's Internal Regulations and the Law. Such power may be delegated to the President of the Company.

21. Ensure compliance with the Code of Good Corporate Governance.

22. Resolve possible conflicts of interest that may arise between employees and the Company. The procedures for resolving conflicts of interest shall be described in the Code of Good Corporate Governance adopted by the Company.

23. Oversee proper compliance with the Company's internal control policies and procedures.

24. According   to   the   terms   established   in   the   Code   of   Good   Corporate Governance, make decisions about conducting special audits requested by the Company's shareholders or investors that are not initially accepted by the legal representative.

25. Approve the share subscription regulations, which shall contain: a) The quantity of shares to be offered, which shall not be less than those already issued; b) The proportion and the way in which they can be subscribed; c) The term of the offer, which shall not be less than fifteen (15) days and not exceed one (1) year; d) The price at which they will be offered; e) The deadline for paying for the shares. To set the price at which the shares will be offered, it shall not be necessary to conduct the technical study described in Article 41 of Law 964 of 2005.

26. Designate the members of the Audit Committee from the members of the Board of Directors.

27. Respond to proposals submitted to the Board of Directors by multiple shareholders that represent at least five percent (5%) of the  subscribed shares. Therefore, each proposal shall be read at the following ordinary meeting of the Board. A Board committee shall be designated to draft a response, although the Board may have the management do so instead. The Secretary of the Board shall respond in writing to the petitioners, clearly indicating the reasons that motivated the decisions, provided that the object of the proposals is not related to industry secrets or strategic Company information.

28. Authorize the donations the Company makes pursuant to the authorizations granted by General Shareholders' Meeting for this purpose.

CHAPTER V. PRESIDENT

ARTICLE 25. APPOINTMENT AND TERM. Modified by Deeds Nos. 941 of April 5, 1999 and 1248 of April 22, 2002 issued by Notary 23 of Bogotá. The President shall be the legal representative of the Company both in court and outside of court. He or she shall be the person responsible for managing the Company. The President shall be appointed by the Board of Directors for the term of one (1) year from the time of election. The President may be re-elected for an indefinite number of terms and may be freely removed before the expiration of the term. The President shall have two alternates. In the event that the Board of Directors does not elect a President or Alternates when it should, the previous individuals shall continue in their positions until new ones are appointed.   During permanent or temporary absences of the President, he or she shall be replaced by the alternatives in the order determined by the Board of Directors upon their appointment.

ARTICLE 26. POWERS OF THE PRESIDENT Modified by Deeds Nos. 2691 of May 24, 1994, 941 of April 5, 1999, 4260 of October 24, 2001, 1248 of April 22, 2002, 4335 of November 13, 2003, all issued by Notary 23 of Bogotá, 1323 of April 24, 2009 issued by Notary 36 of Bogotá and 6367 of November 25, 2016 issued by Notary 73 of Bogotá. The President's functions are those that correspond to him or her by nature of the position within the limits of the corporate purpose and these bylaws, namely:

1) Use the Company's name and represent it in court and elsewhere before any authority, individual or corporate entity, with the powers to novate, settle, engage or abandon, and to participate in rulings to dispute the ownership of property or rights.

2) Execute or sign any type of contract or document related to the corporate purpose in which the Company has interests, subject to the limitations set forth in these bylaws.

3) Convene ordinary and extraordinary sessions of the General Shareholders' Meeting and the Board of Directors, and present reports on the Company's business.

4) Appoint and freely remove Vice Presidents and Managers of the Company, outline their compensation, and make decisions about their resignations and terminations; supervise the people who shall designate the other employees of the Company.

5) Open bank accounts in the Company's name in order to keep Company funds therein; make transfers from these accounts and trade all types of securities.

6) Empower agents who will represent the Company in and out of court and delegate to them the functions or powers deemed necessary, to the extent that they can be delegated.

7) Sign notices of revisions to the bylaws.

8) Present to the Board of Director and constantly  supervise compliance with specific measures related to the governance, conduct and information of the Company in order to ensure the rights of those who invest in shares or any other securities issued are respected and that proper management is employed and that this management is made public knowledge.

9) Ensure that all shareholders and other security investors are respected under the parameters set by market regulating bodies.

10) Supply the market with complete, timely and accurate information about the Company's financial statements and the Company's corporate and administrative conduct, without prejudice to the terms of Articles 23 and 48 of Law 222 of 1995.

11) Compile all the regulations and mechanisms required by law in a Code of Good Corporate Governance to be submitted to the Board of Directors for approval. This Code shall be available for shareholders and investors to consult at the Company's premises at all times.

12) Decide on the need to conduct special audits according to the terms of the Code of Good Corporate Governance.

13) Define the policies and design the internal control procedures that the Company should adopt; monitor that these procedures meet the needs of the Company.

Thus, the company shall appoint an internal auditor who shall be responsible for   internal   control   tasks   according   to   the   Code   of   Good   Corporate Governance.

14) Submit a documented assessment of his or her management on an annual basis and at any other times required by law or the Board of Directors.

PARAGRAPH. The President shall have extended powers to exercise the above functions, except for acquiring, transferring, mortgaging, encumbering or limiting immovable property, receiving money as a loan, or signing any other document or contract whose amount exceeds TWENTY THOUSAND (20,000) LEGAL MINIMUM MONTHLY SALARIES, as these must be authorized by the Board of Directors.

CHAPTER VI. AUDIT COMMITTEE

ARTICLE 27. Supplemented and modified by Public Deeds Nos. 0580 of March 6, 2006 issued by Notary 18 of Bogotá, and 28 of January 6, 2011 issued by Notary 73 of Bogotá. AUDIT COMMITTEE: The Audit Committee shall be composed of at least three directors including all independent members. The members of the Committee shall be appointed by the Board of Directors, which will also enact the Regulation of said Committee. The Company's CPA shall also be part of the Committee. He or she shall be entitled to speak at meetings but not vote. Committee meetings may be scheduled by any Company official.

PARAGRAPH. The Audit Committee must meet at least once every three (3) months. The decisions of the Audit Committee shall be documented in minutes, subject to the provisions of Article 189 of the Commerce Code.

ARTICLE 28. Supplemented and modified by Public Deeds Nos. 0580 of March 6, 2006 issued by Notary 18 of Bogotá, and 28 of January 6, 2011 issued by Notary 73 of Bogotá. FUNCTIONS OF THE AUDIT COMMITTEE.

1. Support the Board of Directors to make decisions about internal control and its improvement.

2. Supervise the Company's internal control structure with the goal of determining whether the procedures reasonably protect the Company's assets.

3. Ensure transparency in the preparation, presentation and disclosure of the financial information prepared by the Company.

4. Review the Company's Financial Statements before they are submitted to the Board of Directors and the General Shareholders' Meeting.

5. Constantly evaluate established procedures to determine the adequacy of the internal control.

6. Contract independent specialists for specific cases in line with the Company's general contracting policies, as deemed appropriate.

7. Review and discuss financial statements, quarterly reports, and any other financial reports prepared by the Company with management and the CPA.

8. Make recommendations to the General Shareholders' Meeting about the appointment and compensation of the Company's CPA.

9. Approve the CPA's management activities on behalf of the Company, whether or not these involve audits.

10. Discuss risk management policies with management.

11. Issue reports to the Board of Directors on topics deemed relevant.

CHAPTER VII. CERTIFIED PUBLIC ACCOUNTANT.

ARTICLE 29. APPOINTMENT AND TERM. Modified by Deeds Nos. 2691 of May24, 1994, 4260 of October 24, 2001, 1248 of April 22, 2002 and 4335 of November 13, 2003, all issued by Notary 23 of Bogotá. The Certified Public Accountant and his or her alternate shall be elected by the General Shareholders' Meeting by a vote of multiple shareholders representing at least half plus one of the shares represented at the meeting. All elections shall be conducted by ballot, except with unanimity is required. The CPA shall be elected for a term equal to that of the Board of Directors. The election must take legal ineligibilities into account. The CPA may be re-elected an indefinite number of times or freely removed before the expiration of the term. The CPA shall have an Alternate who shall replace him or her for permanent, temporary or inadvertent absences. The powers and the obligations of the CPA shall be:

1. Verify that the operations executed on the Company's behalf respect the bylaws and the decisions of the General Shareholders' Meeting and the Board of Directors.

2. Inform the General Shareholders' Meeting, the Board of Directors or the President, as needed, in writing in a timely manner of the relevant findings that occur during the functioning of the Company as it carries out its business so that the necessary measures can be taken. The CPA may request that the Company provide information about findings relevant to the market and investors through the available reporting mechanism.

3. Collaborate with the governmental entity that exercises control over the company and provide the necessary or requested reports.

4. Ensure that records are carefully kept of the Company's accounts and of  the minutes of the General Shareholders' Meeting and of the Board of Director sessions; ensure the proper conservation of Company correspondence and account documents, issuing any instructions necessary for these purposes.

5. Meticulously inspect the Company's properties and ensure that the necessary conservation or security measures are taken for this property and any other property in its possession.

6. Issue the instructions, conduct the inspections and request the reports that are necessary to establish constant control over the Company's assets.

7. Sign and authorize any balance sheet issued as part of his or her review or corresponding report.

8. Convene extraordinary sessions of the General Shareholders' Meeting when deemed necessary.

9. Ensure that Company's management fulfills the specific duties set forth by regulatory bodies, especially duties related to reporting and the Code of Good Corporate Governance.

10. Comply with any other responsibilities required by law or the bylaws and those legally conferred by the General Shareholders' Meeting or the Board of Directors.

PARAGRAPH. The Certified Public Accountant's report on the General Balance Sheets must indicate, at the least:

1)  Whether he or she obtained the necessary information to fulfill his or her functions.

2) Whether, during the course of the review, he or she followed the recommended auditing technique procedures.

3) Whether, in his or her opinion, the accounting was conducted in accordance with legal regulations and accounting techniques, and if the operations carried out comply with the bylaws and the decisions of the General Shareholders' Meeting or of the Board of Directors, as appropriate.

4) Whether the balance sheet and the income statement were taken faithfully from the books and, in his or her opinion, whether the former reliably represent the Company's financial situation at the end of the reviewed period according to the generally accepted accounting regulations, and whether the latter reflects the results for said period.

5) Any uncertainties or doubts about the accuracy of the financial statements. The CPA's report for the General Shareholders' Meeting must indicate:

1. Whether the actions of the Company's managers comply with the bylaws and the orders or instructions of the General Shareholders' Meeting or Board of Directors.

2. Whether the correspondence, documents, accounts, books of minutes and the Stock Ledger have been properly kept.

3. Whether internal control measures and measures to conserve and protect the Company's property exist and are adequate. The CPA shall be able to speak, but not vote in the deliberations of the General Shareholders' Meeting. The same shall be true when the CPA is invited to the Board of Directors sessions. The CPA shall also have the right to inspect the Company's accounting books, books of minutes, correspondence, statements and any other documents at any time.

CHAPTER VIII. BALANCE SHEET AND DIVIDENDS.

ARTICLE 30. ANNUAL FINANCIAL STATEMENTS. Modified by Deeds Nos. 2691 of May 24, 1994, 2,742 of June 17, 1998, 941 of April 5, 1999, 1248 of April 22, 2002, all issued by Notary 23 of Bogotá and 6367 of November 25, 2016 issued by Notary 73 of Bogotá. On December 31 of every year, statements will be made available to prepare and release the General Financial Statements of the respective financial period. The Financial Statements, the minutes, the books and any other material supporting the reports shall be kept at the General Secretary's office fifteen (15) business days before the scheduled date of the meeting of the General Shareholders' Meeting so that they can be examined by the shareholders.

ARTICLE 31. APPROVAL OF THE BALANCE SHEETS. Modified by Deed No. 1248 of April 22, 2002, issued by Notary 23 of Bogotá. The Balance Sheets must be submitted to the General Shareholders' Meeting by the Board of Directors and the Legal Representative pursuant to the requirements of Article 446 of the Commerce Code (Decree 410 of 1971) and any other applicable legislation.

ARTICLE 32. STATUTORY RESERVE. Modified by Deeds Nos. 2691 of May 24, 1994 and 1248 of April 22, 2002 issued by Notary 23 of Bogotá. The statutory reserve shall be established with ten percent (10%) of the profits of each financial year until an amount equal to 50% of the subscribed capital has been set aside. Once this reserve reaches this fifty percent (50%), the Company shall no longer be required to reserve ten percent (10%) of the net profits. If the value of the reserve decreases, however, the Company must resume setting aside ten percent (10%) of its profits until the minimum is once again met.

PARAGRAPH. The General Shareholders' Meeting may mandate the formation of occasional or voluntary reserves for special purposes; these must be approved according to these bylaws and the law. Occasional reserves mandated by the General Shareholders' Meeting shall only be mandatory for the fiscal year in which they are established. The General Shareholders' Meeting may change their purpose when it deems appropriate.

ARTICLE 33. PROFIT SHARING. Modified by Deeds Nos. 2691 of May 24, 1994, 3530 of October 12, 1999, 1248 of April 22, 2002, all issued by Notary 23 of Bogotá and 6367 of November 25, 2016 issued by Notary 73 of Bogotá. Once the General Shareholders' Meeting has approved the inventory and the balance of the financial year, it will proceed to make appropriations to reserves and make decisions about profit sharing. Unless decided otherwise, at least fifty percent (50%) of the profits earned during each year, or the balances thereof shall be distributed as dividends if losses for previous year must be offset. This percentage shall be increased to seventy percent (70%) if the sums of statutory or voluntary  reserves exceed one hundred percent (100%)  of the subscribed capital. This percentage, however, may be decreased or there may be no profit sharing if approved by the General Shareholders' Meeting with seventy eight percent (78%) of the shares represented at the meeting. If there are profits, they shall be distributed proportionally to the number of shares subscribed by each of the Company's shareholders. Dividend payments shall be made in cash to all shareholders at the time the payment is due, within the timeframe set forth by the General Shareholders' Meeting at the time dividends are declared payable. When Company shares are listed on the stock exchange, however, the ex dividend period must be honored. The dividend may be paid in Company shares if such a proposal is approved by representatives of eighty percent (80%) of the shares present at the meeting. In the event that this majority is not met, shares shall only be distributed to shareholders as dividends to those who accept them.

PARAGRAPH. The General Shareholders' Meeting may declare the payment of dividends for shares issued and placed during a specific fiscal year based on the profits of previous years for shares that have not been subscribed, provided that reserves exist to pay them.

CHAPTER IX. BYLAW AMENDMENTS.

ARTICLE 34. AMENDMENTS. Modified by Deeds Nos.941 of April 5, 1999 and 3530 of October 12, 1999 issued by Notary 23 of Bogotá. Amendments of the corporate bylaws must be approved by the General Shareholders' Meeting with a majority of the votes present. The Legal Representative is responsible for legally executing the agreements on the Bylaw Amendments approved by the General Shareholders' Meeting.

CHAPTER X. DISSOLUTION AND LIQUIDATION.

ARTICLE 35. GROUNDS FOR DISSOLUTION. The Company shall be dissolved:

a) Upon the expiration of its contractual term if not extended prior to expiration.

b) By the reduction of the number of its associates to less than that required by law for its establishment or function.

c) By a decision of the General Shareholders' Meeting with the majority stipulated in the bylaws.

d) When losses occur that reduce the Company's net worth to less than fifty percent (50%) of the subscribed capital.

e) When ninety-five percent (95%) or more of the subscribed shares belong to a single shareholder.

f)   By any other legal grounds.

ARTICLE 36. LIQUIDATION. Modified by Deed No. 4260 of October 24, 2001, issued by Notary 23 of Bogotá. In the event of the Company's dissolution, the Company's properties shall be liquidated and distributed according to the provisions of the General Shareholders' Meeting and the law. The person or people designated by the General Shareholders' Meeting shall carry out the liquidation. If the Meeting does not name a liquidator, the President of the Company at the time of the liquidation shall carry out this role. The Board of Directors shall serve as the Advisory Board of the liquidator or liquidators. In-kind property shall be sold to award cash to the associates, unless the General Shareholders' Meeting decides to award the in- kind property to the shareholders.

ARTICLE 37. OPERATION OF THE GENERAL SHAREHOLDERS' MEETING. During the liquidation period, the General Shareholders' Meeting may hold ordinary and extraordinary sessions pursuant to these bylaws. The Meeting shall have all relevant functions for the liquidation, especially those related to freely changing and removing liquidators and alternates, agreeing with them the price for their services, and approving the final liquidators' report and the distribution document.

ARTICLE 38. FINAL LIQUIDATION STATEMENT AND DOCUMENT. Once the external liabilities have been paid off, the final liquidation statement and the document distributing the balance to the shareholders shall be prepared. In the manner set forth in these bylaws, the liquidators shall convene the General Shareholders' Meeting to approve the liquidators' statements and the distribution of the aforementioned balance. If no associates attend the first duly announced meeting, the liquidators shall call a second meeting to occur within the next 10 days. If no one attends this second meeting either, the liquidators' statement shall be deemed approved. It shall not be possible to contest it thereafter. Once the final liquidation statement has been approved, associates shall receive what is due to them. If there are absences or if there are many associates, the liquidators shall call them via announcements that shall be published no less than three (3) times at intervals of eight (8) to ten (10) days in a newspaper that circulates where the Company's headquarters is located. After the last announcement is made and ten (10) days after the last publication, the liquidators shall submit to the departmental welfare board of the place where the Company's headquarters is located or, in such an entity's absence, the closest such body, the properties belonging to associates who were not present to receive it. They may only claim said properties within the following year. After that time, the property shall become the property of the welfare entity, and for which the liquidator shall provide the necessary transfer documents. The relevant regulations of the Code of Commerce shall apply for the Company's liquidation.

CHAPTER XI. MISCELLANEOUS PROVISIONS.

ARTICLE 39. ARBITRATION CLAUSE. Modified by Deed No. 1248 of April 22, 2002, issued by Notary 23 of Bogotá. Disputes that arise between shareholders or between shareholders and the Company resulting from the execution of the corporate bylaws or the Company's liquidation shall be resolved by the Arbitration Tribunal located in Bogotá D.C. and shall be made up of three (3) Colombian lawyers who shall issue a legal decision. The appointment of the arbiters shall be made by joint agreement between the parties within ten business days from the time the application is submitted by one party to the other. If an agreement is not reached, the Center for Arbitration and Reconciliation of the Bogotá Chamber of Commerce shall appoint the arbiters according to its internal regulations. The arbitration process shall proceed pursuant to the relevant legal regulations and the rules of the Center for Arbitration and Reconciliation of the Bogotá Chamber of Commerce.

ARTICLE 40. COMPLIANCE WITH THE CODE OF GOOD CORPORATE GOVERNANCE. Supplemented by Deed No. 4335 of November 13, 2003, issued by Notary 23 of Bogotá. Paragraph supplemented by Deed No. 159 of January 21, 2016, issued by Notary 73 of Bogotá. The Company's shareholders and investors may make respectful inquiries when they believe a breach of the Code of Good Corporate Governance has occurred.

The Company shall establish an office to serve shareholders and investors under the direction of an official with this remit. Said office shall serve as a link between shareholders and investors and the Company's governance bodies, and it shall carry out the necessary management to meet the needs and requirements of shareholders and investors in a timely manner.

PARAGRAPH. Notwithstanding its voluntary nature, corporate governance best practices and recommendations adopted by the Company, shall be mandatory for Grupo Aval, its officers and employees.

ARTICLE 41. MECHANISMS THAT ENSURE THE EQUITATIVE TREATMENT OF THE COMPANY'S SHAREHOLDERS AND INVESTORS. Supplemented by Deed No. 4335 of November 13, 2003, issued by Notary 23 of Bogotá. The Company shall give the same attention to petitions, claims and information submitted by shareholders, regardless of the value of their shares, as to those submitted by investors, regardless of the value of their investments.

Among the specific mechanisms for shareholders and investors that guarantee their equitative treatment: (i) Requesting sessions of the General Shareholders' Meeting according to provisions of the bylaws; (ii) Demanding compliance with the Code of Good Corporate Governance, (iii) Being served and informed with the same level of detail and promptness such that their rights are protected. Service and information shall be provided to shareholders and investors through the Company's specific office for shareholder and investor services.

ARTICLE 42. CONTROL BY COMPETENT AUTHORITIES. Supplemented by Deeds No. 4335 of November 13, 2003 issued by Notary 23 of Bogotá, and Modified by Public Deed No. 0580 of March 6, 2006 issued by Notary 18 of Bogotá. As long as the Company issues securities pursuant to line 2 of paragraph 3 of article 75 of Law 964 of 2005 and article 73 of Decree 4327 of 2005, the Financial Superintendence shall exercise exclusive control over the Company.

ARTICLE 43. RESOLUTION OF CONFLICTS OF INTEREST BETWEEN AN EXECUTIVE OR MANAGER AND THE COMPANY. Supplemented by Deed No. 4335 of November 13, 2003, issued by Notary 23 of Bogotá. When an executive or manager is in a situation that entails a conflict of interest with the Company, he or she must convene the General Shareholders' Meeting to present his or her case. He or she must provide this body with any information that may be relevant for making a decision. The executive or manager shall be excluded from the resulting vote if he or she is a shareholder. The General Shareholders' Meeting may only rule on such matters when they do not jeopardize the interests of the Company.

ARTICLE 44. RESOLUTION OF CONFLICTS OF INTEREST BETWEEN AN EXECUTIVE OR MANAGER AND A SHAREHOLDER. Supplemented by Deed No. 4335 of November 13, 2003, issued by Notary 23 of Bogotá. Executives or managers may not claim ignorance of, limit or restrict in any way the rights of any shareholder. Shareholders have all the powers granted to them by law to exercise their rights. When a conflict of interest arises between an executive or a manager and a shareholder, compliance with the relevant regulations and the interests of the Company shall prevail.

ARTICLE 45. ARTICLE 46. RIGHT OF WITHDRAWAL. Supplemented by Deed No. 305 of January 28, 2022, issued by Notary 73 Bogotá. When a transformation, merger or spin-off of the Company imposes on the shareholders a greater responsibility or entails a decrease in their equity rights, the absent or dissenting shareholders shall have the right to withdraw from the Company. They shall also have the right to withdraw if there is a voluntary cancellation of the registration in the National Securities and Issuers Registry or in the stock exchange.

It shall be understood that there is a decrease of the shareholders' equity rights in the following cases:

1.	When the shareholder’s percentage ownership in the Company’s capital decreases.
2.	When the equity value of the share decreases or its nominal value is reduced, as long as the foregoing results in capital decrease.
3.	When the possibility of negotiating the shares is limited or reduced.

FIRST PARAGRAPH - Within eight (8) business days following the date on which the respective transformation, merger or spin-off decision is adopted, the absent or dissenting shareholders must notify the Company of their desire to exercise the right to withdraw ("Notice of Withdrawal ").

If Notices of Withdrawal have been received within the term set forth in the preceding paragraph, once the Management of the Company has verified that the legal requirements for the exercise of the right of withdrawal have been met, it will calculate the shares to be offered to the other shareholders prorrata to their participation in the capital of the Company, together with the amount to be paid, as set forth in Paragraph Two, and the payment instructions ("Prorrata Offering").

The Prorrata Offering will be made no later than the fifth (5th) business day following the expiration of the deadline for submitting the Notice of Withdrawal to the registered shareholders of the Company at the close of business on the day immediately preceding the day on which the Prorrata Offering is notified.

The shareholders interested in exercising the option to purchase the shares offered by the shareholders who intend to exercise the right of withdrawal will have fifteen (15) business days from the date on  which the Prorrata Offering has been notified, to indicate to the Company their intention to purchase the offered shares and to pay the price thereof ("Exercise of the Purchase Option").

When the shareholders do not acquire all the shares offered by the shareholders who exercised the right of withdrawal, the Company, within five (5) business days following the expiration of the period for the Exercise of the Purchase Option, shall repurchase them provided that there are liquid profits or statutory reserves constituted for such purpose.

In the event that the Company does not have liquid profits or statutory reserves that allow it to repurchase the shares, it shall proceed with their reimbursement within two (2) months after the expiration of the term for the Exercise of the Purchase Option. The Company's Legal Representative shall determine the date on which the reimbursement shall be made within the aforementioned term, as well as the means through which the payment thereof shall be made. The term of two (2) months may be extended up to twelve (12) months subject to the approval of the Superintendency of Finance of Colombia.

SECOND PARAGRAPH - The price for the repurchase or reimbursement of the shares will be determined in a technical study prepared by an independent professional who shall comply with the provisions of the Circular Básica Jurídica of the Superintendency of Finance of Colombia. In the event that the technical study has not been performed, the Company shall hire an independent professional to prepare a technical study to determine the price in compliance with the provisions of the Circular Básica Jurídica of the Superintendency of Finance of Colombia.

THIRD PARAGRAPH - For purposes of carrying out the notices related to this article, the Company shall use means that ensure wide dissemination, including, but not limited to newspapers of wide national circulation, notices on its website or through the Relevant Information mechanism.